Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 9, 2021

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q4 Sales

PHILADELPHIA, PA, February 9, 2021 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net sales for the three months and year ended January 31, 2021.

Total Company net sales for the three months ended January 31, 2021, decreased 6.9% over the same period last year to $1.09 billion. Comparable Retail segment net sales decreased 7% due to negative retail store net sales as stronger conversion rates could not offset the reduced store traffic caused by the coronavirus pandemic and related occupancy restrictions. Lower store net sales were partially offset by strong double-digit growth in digital channel sales. By brand, comparable Retail segment net sales increased 6% at Free People and decreased 6% at Urban Outfitters and 11% at the Anthropologie Group. Wholesale segment net sales decreased 7%.

“I am pleased to report that all three brands registered nice improvement in ‘comp’ sales trends in January from that delivered during the Holiday period,” said Richard A. Hayne, Chief Executive Officer. “We are particularly pleased with how well the brands transitioned into February. Customer reaction to our spring assortments has been quite strong and ‘comps’ for the first week of the new fiscal year were positive at each brand,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Net sales by brand
Urban Outfitters	$428,102	$449,939	$1,383,361	$1,496,249
Anthropologie Group	431,380	491,146	1,319,063	1,639,123
Free People	219,279	215,765	711,631	813,371
Menus & Venues	2,980	6,759	11,358	27,045
Nuuly	6,652	5,969	24,336	8,001
Total Company	$1,088,393	$1,169,578	$3,449,749	$3,983,789

Net sales by segment
Retail Segment	$1,013,889	$1,090,552	$3,228,200	$3,648,938
Wholesale Segment	67,852	73,057	197,213	326,850
Subscription Segment	6,652	5,969	24,336	8,001
Total Company	$1,088,393	$1,169,578	$3,449,749	$3,983,789

During the year ended January 31, 2021, the Company opened a total of 20 new retail locations including: 7 Urban Outfitters stores, 7 Anthropologie Group stores and 6 Free People stores (including 2 FP Movement stores); and closed 10 retail locations including: 8 Urban Outfitters stores, 1 Anthropologie Group store and 1 Free People store. During the year ended January 31, 2021, six franchisee-owned stores were closed including: four Urban Outfitters stores, one Anthropologie Group store and one Free People store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 247 Urban Outfitters stores in the United States, Canada and Europe and websites; 237 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 149 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants and 1 Urban Outfitters franchisee-owned store, as of January 31, 2021. Free People and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

The Company will release fourth quarter and fiscal year 2021 earnings results on March 2, 2021.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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